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                           CAVALCADE OF SPORTS MEDIA, INC.
                                  12268 VIA LATINA
                                  DEL MAR, CA 92914



        May 20, 2002


        Richard Levinson, Executive Manager
        ChangeBridge Entertainment, LLC
        40 Barkmill Terrace
        Montville, New Jersey 07045


             Re: Acquisition by Cavalcade of Sports Media, Inc. of ChangeBridge Entertainment Television under IRC Sec.
             358(a)(1)(A)

        Dear Mr. Levinson:

        This is to serve as a formal Letter of Intent ("LOI") and a binding agreement, until superseded by a more formal Reorganization Agreement for the acquisition by Cavalcade of Sports Media, Inc. ("Cavalcade") of one hundred percent (100%) of the ownership interests of ChangeBridge Entertainment Television ("ChangeBridge"). This LOI supersedes all prior discussions, negotiations, understandings, memoranda and specifically the two draft LOI's sent to you for review.

                                          I
                            GENERAL FORM OF TRANSACTION

        This transaction is structured such that Cavalcade will acquire 100% of the ownership interests in ChangeBridge by a merger of ChangeBridge with and into a wholly-owned corporate subsidiary of Cavalcade to be formed for the purposes of the transaction ("Newco"). The owner(s) of ChangeBridge will receive, in exchange for their ownership interests in ChangeBridge, shares of the ChangeBridge Acquisition Series of Convertible Preferred Stock of Cavalcade. At the end of three (3) years (i.e., upon receipt of the audited financial statements of Cavalcade and ChangeBridge (as a separately stated subsidiary), the shares of the Convertible Preferred Stock will automatically convert into shares of the Common Stock of Cavalcade on the agreed formula in V below.


                                         II
                                       MERGER

        At present, ChangeBridge is a limited liability company organized under the laws of New Jersey. There is one (1) member: you, owning an interest of one hundred percent (100%). The limited liability company will be merged into a corporation, to be newly-formed by Cavalcade for purposes of the merger. The merger will be tax-free to you under Section 358(a)(1)(A) - that is, no tax will be payable.

        Richard Levinson, Executive Manager
        ChangeBridge Entertainment Television, LLC
        May 20, 2002
        Page 2


        upon the exchange of the ownership interests for the ChangeBridge Acquisition Series of Convertible Preferred Stock.


                                         III
                           CHANGEBRIDGE ACQUISITION SERIES
                            OF CONVERTIBLE PREFERRED STOCK

        The ChangeBridge Acquisition Series of Convertible Preferred Stock will consist of one hundred thousand (100,000) shares. Each share will have a par value of $.001, a stated capital of $.001 ($10.00), will be entitled to one (1) vote per share and will vote with the Common Stock of Cavalcade as a single class, will be entitled to elect 49.9% of the Board of Directors of Newco, will receive such dividends as the Board of Directors of Cavalcade shall determine, but only to be paid from the earned income of Newco and will be entitled to convert into shares of the Common Stock of Cavalcade on the basis of the agreed formula set forth in V below.


                                         IV
                               MANAGEMENT AND FUNDING

        A.  Management
        --------------

        You (Richard Levinson) will receive a Management Agreement from Cavalcade, giving you exclusive management of Newco (subject only to certain financial controls). In addition, you will receive an employment agreement from Newco itself, under which you will be employed as CEO. Pending managerial buildup of Newco, at the request of Newco, at ChangeBridge's option and at Cavalcade's expense, Cavalcade will supply other officers, who will be replaced as you bring on executives and officers. The intent is that you, and your management team, will control the growth and development of Newco so that the data used for the conversion formula calculations will be based on your efforts, without interference.

        B.  Funding
        -----------

        You and Cavalcade's Management shall prepare a cash flow budget projection and estimate the amount of funding required. The parties will endeavor to obtain institutional financing, at least for that portion of the requirements applicable to the purchase of parts for installation. For the balance of the funding (or all of the funding if institutional financing is unavailable, Cavalcade will designate a second series of convertible preferred stock, similar to the acquisition series, to be called the "ChangeBridge Funding Series of Convertible Preferred Stock". The ChangeBridge

        Richard Levinson, Executive Manager
        ChangeBridge Entertainment Television, LLC
        May 20, 2002
        Page 3


        Funding Series of Convertible Preferred Stock will have a par value of $.001 per share, a stated capital of $10.00 per share, will be entitled to cumulative dividends at the rate of 10% but solely based upon and derived from the earnings of Newco, will have one vote per share, and will vote with the Common Stock as a single series. The series will be automatically convertible into shares of Common Stock of Cavalcade at the time of the conversion of the ChangeBridge Acquisition Series.

        The conversion rate into Cavalcade Common Stock would be that the shares of the ChangeBridge Funding Series and all accrued dividends (at the 10% rate) would be added to the number of issued and outstanding shares of the ChangeBridge Acquisition Series and the combined series converted as a single series as provided in V following.

        We would issue up to 200,000 shares of the Funding Series at a price of $10 per share, to raise gross proceeds of $2,000,000. All of the net proceeds (gross proceeds less 10% commissions and 3% expense allowances) would go to Newco, for its own financing purposes.


                                          V
                                 CONVERSION FORMULAS

        At the present time, ChangeBridge is a newly-organized business entity with no revenues, assets, or income. Accordingly, the parties have agreed that the value of ChangeBridge will be determined upon receipt of the audited financial statements of Cavalcade for the fiscal year ended December 31, 2005; i.e., after three years of operations. During the intervening period, Cavalcade will have its auditor separately state the audited financial statements for ChangeBridge. Upon receipt of the audited statements as of the fiscal year ended December 31, 2005) the net income of ChangeBridge, after federal and state income taxes, shall be determined. Such after-tax net income shall be multiplied by the same price earnings multiple "P/E Multiple" given by the market for Cavalcade. The result of multiplying the after-tax net income by the P/E Multiple shall be divided by the average of the Closing bid and Asked prices of the Cavalcade Common Stock for the twenty (20) sequential trading days prior to and including the date of the calculation, which shall be deemed to be the date of the auditor's report on the financial statements. The result shall be the number of shares of Common Stock of Cavalcade into which the total number of shares of both (1) the ChangeBridge Acquisition Series of Convertible Preferred Stock and (2) the ChangeBridge Funding Series of Convertible Preferred Stock shall be converted, adding the


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        Richard Levinson, Executive Manager
        ChangeBridge Entertainment Television, LLC
        May 20, 2002
        Page 4


        shares of each Series together and converting pro rata.


        Yours truly,                           AGREED AND ACCEPTED:
        CAVALCADE OF SPORTS MEDIA, INC.        CHANGEBRIDGE ENTERTAINMENT
                                               TELEVISION LLC



        By:  /s/ Edward Litwak                 By:  /s/ Richard Levinson
           -------------------------              -------------------------
        Edward Litwak, President/CEO           Richard Levinson, Exec. Mgr.


        Dated: 5/25/02                          Dated: 5/25/02